Exhibit 10.2

tenth AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP

A DELAWARE LIMITED PARTNERSHIP

july 1, 2021

TABLE OF CONTENTS

Article	PAGE

Article 1	DEFINED TERMS	1
1.1	Definitions	1
1.2	Interpretation	14

Article 2	PARTNERSHIP FORMATION AND IDENTIFICATION	14
2.1	Formation	14
2.2	Name, Office and Registered Agent	14
2.3	Partners	14
2.4	Term and Dissolution	15
2.5	Filing of Certificate and Perfection of Limited Partnership	15
2.6	Certificates Describing Partnership Units and Special Partnership Units	16

Article 3	BUSINESS OF THE PARTNERSHIP	16

Article 4	CAPITAL CONTRIBUTIONS AND ACCOUNTS	16
4.1	Capital Contributions	16
4.2	Classes and Series of Partnership Units	17
4.3	Additional Capital Contributions and Issuances of Additional Partnership Interests	17
4.4	Additional Funding	20
4.5	Capital Accounts	20
4.6	Percentage Interests	20
4.7	No Interest On Contributions	20
4.8	Return Of Capital Contributions	21
4.9	No Third Party Beneficiary	21

Article 5	PROFITS AND LOSSES; DISTRIBUTIONS	21
5.1	Allocation of Profit and Loss	21
5.2	Distribution of Cash	24
5.3	REIT Distribution Requirements	27
5.4	No Right to Distributions in Kind	27
5.5	Limitations on Return of Capital Contributions	27
5.6	Distributions Upon Liquidation	28
5.7	Substantial Economic Effect	28

Article 6	RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER	28
6.1	Management of the Partnership	28
6.2	Delegation of Authority	31
6.3	Indemnification and Exculpation of Indemnitees	31
6.4	Liability of the General Partner	32
6.5	Reimbursement of General Partner	33
6.6	Outside Activities	34
6.7	Employment or Retention of Affiliates	34
6.8	General Partner Participation	35
6.9	Title to Partnership Assets	35
6.10	Redemptions of REIT Shares	35
6.11	No Duplication of Fees or Expenses	35

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TABLE OF CONTENTS
(continued)

Article	PAGE

Article 7	CHANGES IN GENERAL PARTNER	36
7.1	Transfer of the General Partner’s Partnership Interest	36
7.2	Admission of a Substitute or Additional General Partner	38
7.3	Effect of Bankruptcy, Withdrawal, Death or Dissolution of the sole remaining General Partner	38
7.4	Removal of a General Partner	39

Article 8	RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS	40
8.1	Management of the Partnership	40
8.2	Power of Attorney	40
8.3	Limitation on Liability of Limited Partners	40
8.4	Ownership by Limited Partner of Corporate General Partner or Affiliate	40
8.5	Redemption Right	41
8.6	Registration	45
8.7	Distribution Reinvestment Plan	45

Article 9	TRANSFERS OF LIMITED PARTNERSHIP INTERESTS	46
9.1	Purchase for Investment	46
9.2	Restrictions on Transfer of Limited Partnership Interests	46
9.3	Admission of Substitute Limited Partner	48
9.4	Rights of Assignees of Partnership Interests	49
9.5	Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner	49
9.6	Joint Ownership of Interests	49

Article 10	BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS	50
10.1	Books and Records	50
10.2	Custody of Partnership Funds; Bank Accounts	50
10.3	Fiscal and Taxable Year	50
10.4	Annual Tax Information and Report	50
10.5	Tax Matters Partner; Tax Elections; Special Basis Adjustments	50
10.6	Reports to Limited Partners	52
10.7	Safe Harbor Election	52

Article 11	AMENDMENT OF AGREEMENT; MERGER	53

Article 12	GENERAL PROVISIONS	53
12.1	Notices	53
12.2	Survival of Rights	53
12.3	Additional Documents	53
12.4	Severability	53
12.5	Entire Agreement	53
12.6	Pronouns and Plurals	54
12.7	Headings	54
12.8	Counterparts	54
12.9	Governing Law	54

ii

EXHIBITS

EXHIBIT A -Partners, Capital Contributions and Percentage Interests or Special Percentage Interests

EXHIBIT B - Notice of Exercise of Redemption Right

iii

tenth Amended and Restated LIMITED PARTNERSHIP AGREEMENT
OF
Black Creek Diversified Property Operating Partnership LP

This Tenth Amended and Restated Limited Partnership Agreement (this “Agreement”) is entered into as of July 1, 2021, between Black Creek Diversified Property Fund Inc., a Maryland corporation (the “General Partner”) and the Limited Partners set forth on Exhibit A attached hereto.

RECITALS:

A.                Black Creek Diversified Property Operating Partnership LP (the “Partnership”), was formed on April 12, 2005 as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on April 12, 2005.

B.                 The Partnership is currently governed by the Ninth Amended and Restated Limited Partnership Agreement of the Partnership dated as of December 20, 2019, as amended by Amendment No. 1 dated as of December 8, 2020 (the “Prior Agreement”).

C.                 The parties desire to amend and restate the Prior Agreement as fully set forth below.

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Prior Agreement shall be and hereby is amended and restated in its entirety as follows:

Article 1

DEFINED TERMS

1.1              Definitions. The following defined terms used in this Agreement shall have the meanings specified below:

“ACT” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

“ADDITIONAL FUNDS” has the meaning set forth in Section 4.4.

“ADDITIONAL SECURITIES” means any additional REIT Shares (other than REIT Shares issued in connection with a redemption pursuant to Section 8.5 or REIT Shares issued pursuant to a dividend reinvestment plan of the General Partner) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares, as set forth in Section 4.3(a)(ii).

“ADMINISTRATIVE EXPENSES” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner, including any salaries or other payments to directors, officers or employees of the General Partner, and any accounting and legal expenses of the General Partner, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner, and (iii) to the extent not included in clause (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or partnership interests in a Subsidiary Partnership that are owned by the General Partner directly.

“ADVISOR” or “ADVISORS” means the Person or Persons, if any, appointed, employed or contracted with by the General Partner and responsible for directing or performing the day-to-day business affairs of the General Partner, including any Person to whom the Advisor subcontracts substantially all of such functions.

“ADVISORY AGREEMENT” means the agreement between the General Partner and the Advisor pursuant to which the Advisor will direct or perform the day-to-day business affairs of the General Partner.

“AFFILIATE” means, with respect to any Person, (i) any Person directly or indirectly, owning, controlling or holding with the power to vote 10% of more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts an executive officer, director, trustee or general partner.

“AFFIRMATION DATE” has the meaning provided in Section 8.5(a).

“AGGREGATE SHARE OWNERSHIP LIMIT” shall have the meaning set forth in the Articles of Incorporation.

“AGREED VALUE” means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner. The names and addresses of the Partners, number and Class or Series of Partnership Units or Special Partnership Units issued to each Partner, and the Agreed Value of non-cash Capital Contributions as of the date of contribution are set forth on Exhibit A.

“AGREEMENT” means this Tenth Amended and Restated Limited Partnership Agreement, as amended, modified supplemented or restated from time to time, as the context requires.

“ANNUAL TOTAL RETURN AMOUNT” means the overall investment return, expressed as a dollar amount per Partnership Unit, which shall be equal to the sum of (1) the Weighted-Average Distributions per Partnership Unit over the applicable period, and (2) the Ending VPU, adjusted to remove the negative impact on the overall investment return from the payment or the obligation to pay, or distribute, as applicable, the Performance Allocation and Class-Specific Fees, less the Beginning VPU.

“APPLICABLE PERCENTAGE” has the meaning provided in Section 8.5(b).

“ARTICLES OF INCORPORATION” means the Articles of Restatement of the General Partner filed with the Maryland State Department of Assessments and Taxation on March 20, 2012, as further amended or supplemented from time to time.

“BEGINNING VPU” means the VPU determined as of the end of the most recent month prior to the commencement of the applicable period.

“CAPITAL ACCOUNT” has the meaning provided in Section 4.5.

“CAPITAL CONTRIBUTION” means the total amount of cash, cash equivalents, and the Agreed Value of any Property or other asset (other than cash or cash equivalents) contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.

“CARRYING VALUE” means, with respect to any asset of the Partnership, the asset’s adjusted net basis for federal income tax purposes or, in the case of any asset contributed to the Partnership, the fair market value of such asset at the time of contribution, reduced by any amounts attributable to the inclusion of liabilities in basis pursuant to Section 752 of the Code, except that the Carrying Values of all assets may, at the discretion of the General Partner, be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), as provided for in Section 4.5. In the case of any asset of the Partnership that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the amount of depreciation, depletion and amortization calculated for purposes of the definition of Profit and Loss rather than the amount of depreciation, depletion and amortization determined for federal income tax purposes.

“CASH AMOUNT” means an amount of cash per Partnership Unit equal to the applicable Redemption Price determined by the General Partner.

“CERTIFICATE” means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.2) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal, or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.

“CLASS” means a class of REIT Shares or Partnership Units, as the context may require.

“CLASS E REIT SHARES” means the Class of REIT Shares designated as “Class E Common Shares” under the General Partner’s charter.

“CLASS E UNIT” means a Partnership Unit entitling the holder thereof to the rights of a holder of a Class E Unit as provided in this Agreement, and shall be either Series 1 Class E Units or Series 2 Class E Units.

“CLASS D REIT SHARES” means the Class of REIT Shares designated as “Class D Common Shares” under the General Partner’s charter.

“CLASS D UNIT” means a Partnership Unit entitling the holder thereof to the rights of a holder of a Class D Unit as provided in this Agreement.

“CLASS I REIT SHARES” means the Class of REIT Shares designated as “Class I Common Shares” under the General Partner’s charter.

“CLASS I UNIT” means a Partnership Unit entitling the holder thereof to the rights of a holder of a Class I Unit as provided in this Agreement.

“CLASS S REIT SHARES” means the Class of REIT Shares designated as “Class S Common Shares” under the General Partner’s charter.

“CLASS S UNIT” means a Partnership Unit entitling the holder thereof to the rights of a holder of a Class S Unit as provided in this Agreement, and shall be either Series 1 Class S Units or Series 2 Class S Units.

“CLASS-SPECIFIC FEES” means any Distribution Fee expenses accrued or allocated directly or indirectly to a particular Class or Series of Partnership Units or REIT Shares.

“CLASS T REIT SHARES” means the Class of REIT Shares designated as “Class T Common Shares” under the General Partner’s charter.

“CLASS T UNIT” means a Partnership Unit entitling the holder thereof to the rights of a holder of a Class T Unit as provided in this Agreement, and shall be either Series 1 Class T Units or Series 2 Class T Units.

“CODE” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.

“COMMISSION” means the U.S. Securities and Exchange Commission.

“COMMON SHARE OWNERSHIP LIMIT” shall have the meaning set forth in the Articles of Incorporation.

“CONVERSION FACTOR” means 1.0, provided that in the event that the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the General Partner receives a Notice of Redemption after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the General Partner had received the Notice of Redemption immediately prior to the record date for such dividend, distribution, subdivision or combination. A separate Conversion Factor shall be determined for each Class or Series of Partnership Units (other than Series 2 Class S Units) by taking into account only the outstanding REIT Shares having the same Class designation as the applicable Class of Partnership Units. The Conversion Factor for Series 2 Class S Units shall equal the Conversion Factor for Series 1 Class S Units, multiplied by the Net Asset Value Per Unit for Series 2 Class S Units and divided by the Net Asset Value Per Unit for Series 1 Class S Units.

“DEALER MANAGER” means Black Creek Capital Markets, LLC or such other Person or entity selected by the board of directors of the General Partner to act as the dealer manager for the Offering.

“DIRECTOR” shall have the meaning set forth in the Articles of Incorporation.

“DISTRIBUTION FEES” means any ongoing distribution fees, dealer manager fees or similar fees (as distinguished from up-front or one-time selling commissions and dealer manager fees) payable pursuant to any dealer manager agreement between the General Partner and the Dealer Manager with respect to outstanding REIT Shares or Partnership Units.

“ENDING VPU” means the VPU as of the end of the last month in the applicable period.

“EVENT OF BANKRUPTCY” as to any Person means the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); insolvency or bankruptcy of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

“EXCEPTED HOLDER LIMIT” shall have the meaning set forth in the Articles of Incorporation.

“FMV Option” means a fair market value purchase option giving the Partnership the right, but not the obligation, to acquire Interests from holders thereof at a later time in exchange for Series 2 Class T Units.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“GENERAL PARTNER” means Black Creek Diversified Property Fund Inc., a Maryland corporation, and any Person who becomes a substitute or additional General Partner as provided herein, and any of their successors as General Partner, in such Person’s capacity as a General Partner of the Partnership.

“GENERAL PARTNERSHIP INTEREST” means a Partnership Interest held by the General Partner.

“GENERAL PARTNER LOAN” has the meaning provided in Section 5.2(d).

“HURDLE AMOUNT” means for the applicable period, an amount that when annualized would equal 5.0% of the Beginning VPU.

“INDEMNITEE” means (i) any Person made a party to a proceeding by reason of its status as the General Partner or a director, officer or employee of the General Partner or the Partnership, and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time, in its sole and absolute discretion.

“INDEPENDENT DIRECTORS” shall have the meaning set forth in the Articles of Incorporation.

“INTERESTS” means beneficial interests in specific Delaware statutory trusts offered in Private Placements.

“INVESTOR SERVICING FEE” means a fee paid to the dealer manager of the Private Placements equal to 0.85% per annum of the Net Asset Value Per Unit of each Resulting Series 2 Class T Unit (calculated monthly in accordance with the Valuation Procedures and in this Agreement, as they may be amended from time to time) which will be allocated to the holders of Class T OP Units through a reduction in their distributions.

“JOINT VENTURE” means any joint venture or general partnership arrangement in which the Partnership is a co-venturer or general partner which are established to acquire Real Property.

“LIMITED PARTNER” means any Person named as a Limited Partner on Exhibit A, including the Special OP Unitholder, and any Person who becomes a Substitute Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“LIMITED PARTNERSHIP INTEREST” means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of such Act.

“LISTING” means the listing of the shares of the General Partner’s stock, previously issued by the General Partner pursuant to an effective registration statement and such shares currently registered with the Commission pursuant to an effective registration statement, on a national securities exchange or the receipt by holders of shares of the General Partner’s stock of securities that are listed on a national securities exchange in exchange for shares of the General Partner’s stock. Upon such Listing, the shares shall be deemed “LISTED”.

“LOSS” has the meaning provided in Section 5.1(g).

“LOSS CARRYFORWARD AMOUNT” means an amount that equaled zero as of September 1, 2017 and cumulatively increases from then by the absolute value of any negative Annual Total Return Amount and decrease by any positive Annual Total Return Amount, provided that the Loss Carryforward Amount shall at no time be less than zero. The effect of the Loss Carryforward Amount is that the recoupment of past Annual Total Return Amount losses will offset the positive Annual Total Return Amount for purposes of the calculation of the Performance Allocation.

“MINIMUM LIMITED PARTNERSHIP INTEREST” means the lesser of (i) 1% or (ii) if the total Capital Contributions to the Partnership exceeds $50 million, 1% divided by the ratio of the total Capital Contributions to the Partnership to $50 million; provided, however, that the Minimum Limited Partnership Interest shall not be less than 0.2% at any time.

“MORTGAGES” means, in connection with any mortgage financing provided, invested in, participated in or purchased by the Partnership, all of the notes, deeds of trust, mortgages, security interests or other evidences of indebtedness or obligations, which are secured by or, collateralized by, or applicable to any Real Property owned by the borrowers under such notes, deeds of trust, mortgages, security interests or other evidences of indebtedness or obligations.

“MULTPLE CLASS PLAN” means a written plan adopted by the Board of Directors of the General Partner, as such plan may be amended from time to time, that sets forth the method by which distributions among classes of REIT Shares shall be determined relative to each other, and may set forth other terms of classes of REIT Shares relative to each other.

“NAV” means net asset value, calculated pursuant to the Valuation Procedures and in this Agreement.

“NAV CALCULATIONS” means the calculations used to determine the NAV of the General Partner, the REIT Shares, the Partnership and the Partnership Units, all as provided in the Valuation Procedures and in this Agreement.

“NET ASSET VALUE PER UNIT” means, for each Class or Series of Partnership Unit, the net asset value per unit of such Class or Series of Partnership Unit most recently determined in accordance with the Valuation Procedures and in this Agreement.

“NET ASSET VALUE PER REIT SHARE” means, for each Class of REIT Shares, the net asset value per share of such Class of REIT Shares most recently determined in accordance with the Valuation Procedures and in this Agreement.

“NOTICE OF REDEMPTION” means the Notice of Exercise of Redemption Right substantially in the form attached as Exhibit B.

“OFFER” has the meaning set forth in Section 7.1(c).

“OFFERING” means the an offer and sale of REIT Shares to the public.

“OP UNITHOLDERS” means all holders of Partnership Interests other than the Special OP Unitholders.

“PARTNER” means any General Partner or Limited Partner.

“PARTNER NONRECOURSE DEBT MINIMUM GAIN” has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).

“PARTNERSHIP” means Black Creek Diversified Property Operating Partnership LP, a Delaware limited partnership.

“PARTNERSHIP INTEREST” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

“PARTNERSHIP LOAN” has the meaning provided in Section 5.2(d) hereof.

“PARTNERSHIP MINIMUM GAIN” has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).

“PARTNERSHIP NAV” means the NAV of the Partnership, calculated pursuant to the Valuation Procedures and in this Agreement.

“PARTNERSHIP RECORD DATE” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.2, which record date shall be the same as the record date established by the General Partner for a distribution to its shareholders of some or all of its portion of such distribution.

“PARTNERSHIP UNIT” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, including Class T Units, Class S Units, Class E Units, Class I Units and Class D Units, but excluding the Partnership Interests represented by Special Partnership Units. The allocation of Partnership Units of each Class and Series among the Partners shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.

“PERCENTAGE INTEREST” means the percentage ownership interest in the Partnership of each Partner, as determined by dividing the Partnership Units owned by a Partner by the total number of Partnership Units then outstanding. The Percentage Interest of each Partner shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.

“PERFORMANCE ALLOCATION” shall have the meaning set forth in Section 5.2(c).

“PERSON” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.

“PRIVATE PLACEMENT” means a private placement of Interests with respect to which the Partnership will be given a FMV Option.

“PROFIT” has the meaning provided in Section 5.1(g) hereof.

“PROPERTY” means any Real Property, Real Estate Securities or other investment in which the Partnership holds an ownership interest.

“REAL ESTATE SECURITIES” means the real estate related securities, or such investments the General Partner and the Advisor mutually designate as Real Estate Securities to the extent such investments could be classified as either Real Estate Securities or Real Property, typically consisting of (i) securities of other real estate investment trusts or real estate companies, (ii) shares of open-end and/or closed-end real estate funds, and (iii) mortgages or interests in pools of mortgages secured by real estate, which are acquired by the Partnership, either directly or through joint venture arrangements or other partnerships.

“REAL PROPERTY” means (i) the real properties, including the buildings located thereon, or (ii) the real properties only, or (iii) the buildings only, which are acquired by the Partnership, either directly or through joint venture arrangements or other partnerships, or (iv) such investments the General Partner and the Advisor mutually designate as Real Property to the extent such investments could be classified as either Real Property or Real Estate Securities.

“REDEMPTION PRICE” means the Value of the REIT Shares Amount as of the end of the Specified Redemption Date.

“REDEMPTION RIGHT” has the meaning provided in Section 8.5(a).

“REDEMPTION SHARES” has the meaning provided in Section 8.6(a).

“REGULATIONS” means the Federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.

“REGULATORY ALLOCATIONS” has the meaning set forth in Section 5.1(f).

“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

“REIT EXPENSES” means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes hereof, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer, or employee of the General Partner, (ii) costs and expenses relating to any public offering and registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the Commission, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the Commission and any securities exchange, (vi) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (vii) costs and expenses incurred by the General Partner relating to any issuing or redemption of Partnership Interests, and (viii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.

“REIT SHARE” means a share of common stock in the General Partner (or successor entity, as the case may be), including Class T REIT Shares, Class S REIT Shares, Class E REIT Shares, Class I REIT Shares and Class D REIT Shares.

“REIT SHARES AMOUNT” means, with respect to any Class or Series of Tendered Units, a number of REIT Shares of such Class equal to the product of the number of Partnership Units of such Class or Series offered for exchange by a Tendering Party, multiplied by the Conversion Factor for such Class or Series of Partnership Units as adjusted to and including the Specified Redemption Date; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Redemption Date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares Amount of REIT Shares on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.

“RELATED PARTY” means, with respect to any Person, any other Person whose ownership of shares of the General Partner’s capital stock would be attributed to the first such Person under Code Section 544 (as modified by Code Section 856(h)(1)(B)).

“RESULTING SERIES 2 CLASS T UNITS” means, with respect to any Interests, the Series 2 Class T Units issued by the Partnership in connection with its exercise of the FMV Option and acquisition of the Interests.

“SAFE HARBOR” means, the election described in the Safe Harbor Regulation, pursuant to which a partnership and all of its partners may elect to treat the fair market value of a partnership interest that is transferred in connection with the performance of services as being equal to the liquidation value of that interest.

“SAFE HARBOR ELECTION” means the election by a partnership and its partners to apply the Safe Harbor, as described in the Safe Harbor Regulation and Internal Revenue Service Notice 2005-43, issued on May 19, 2005.

“SAFE HARBOR REGULATION” means Proposed Treasury Regulations Section 1.83-3(l) issued on May 19, 2005.

“SECURITIES ACT” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“SERIES” means a series of a Class of Partnership Units, as the context may require.

“SERIES 1 CLASS E UNITS” means Class E Units with the rights, privileges and obligations set forth for in this Agreement with respect to Series 1 Class E Units.

“SERIES 1 CLASS S UNITS” means Class S Units with the rights, privileges and obligations set forth for in this Agreement with respect to Series 1 Class S Units.

“SERIES 1 CLASS T UNITS” means Class T Units with the rights, privileges and obligations set forth for in this Agreement with respect to Series 1 Class T Units.

“SERIES 2 CLASS E UNITS” means Class E Units with the rights, privileges and obligations set forth for in this Agreement with respect to Series 2 Class E Units.

“SERIES 2 CLASS S UNITS” means Class S Units with the rights, privileges and obligations set forth for in this Agreement with respect to Series 2 Class S Units.

“SERIES 2 CLASS T UNITS” means Class T Units with the rights, privileges and obligations set forth for in this Agreement with respect to Series 2 Class T Units.

“SERVICE” means the United States Internal Revenue Service.

“SPECIAL OP UNITHOLDERS” means the holders of Special Partnership Units; provided, that, if such holders of Special Partnership Units own Partnership Units, then such holders shall be OP Unitholders and not Special OP Unitholders with respect to such Partnership Units.

“SPECIAL PARTNERSHIP UNIT” means a unit of a series of Partnership Interests, designated as Special Partnership Units. The number of Special Partnership Units outstanding and the Special Percentage Interests in the Partnership represented by such Special Partnership Units are set forth on Exhibit A, as such Exhibit may be amended from time to time. For the avoidance of doubt, the Special Partnership Units are separate and distinct from the Special OP Units described in Section 9.8 of the General Partner’s Articles of Incorporation, which were redeemed by the Partnership effective July 12, 2012.

“SPECIAL PERCENTAGE INTEREST” shall mean the percentage ownership interest in the Special Partnership Units of each Special OP Unitholder, as determined by dividing the Special Partnership Units owned by each Special OP Unitholder by the total number of Special Partnership Units then outstanding. The Special Percentage Interest of each Partner shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.

“SPECIFIED REDEMPTION DATE” means, if the Affirmation Date is at least three business days before the end of a month, the last business day of such month, and otherwise the last business day of the month following the month in which the Affirmation Date occurred.

“SPONSOR PARTIES” has the meaning provided in Section 8.5(a) hereof.

“SUBSIDIARY” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“SUBSIDIARY PARTNERSHIP” means any partnership of which the partnership interests therein are owned by the General Partner or a direct or indirect subsidiary of the General Partner.

“SUBSTITUTE LIMITED PARTNER” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.3.

“SUCCESSOR ENTITY” has the meaning provided in the definition of “Conversion Factor” contained herein.

“SURVIVOR” has the meaning set forth in Section 7.1(d).

“TAX MATTERS PARTNER” has the meaning described in Section 10.5(a).

“TERMINATION EVENT” means the termination or nonrenewal of the Advisory Agreement (i) in connection with a merger, sale of assets or transaction involving the General Partner pursuant to which a majority of the directors of the General Partner then in office are replaced or removed, (ii) by the Advisor for “good reason” (as defined in the Advisory Agreement) or (iii) by the General Partner other than for “cause” (as defined in the Advisory Agreement).

“TENDERED UNITS” has the meaning provided in Section 8.5(a).

“TENDERING PARTY” has the meaning provided in Section 8.5(a).

“TOTAL EQUITY AMOUNT” means the cash purchase price of Interests in a Private Placement less the amount of any loan from the Partnership or any of its affiliates to finance a portion of such purchase price.

“TRANSACTION” has the meaning set forth in Section 7.1(c).

“TRANSFER” has the meaning set forth in Section 9.2(a).

“VALUATION PROCEDURES” means written valuation procedures adopted by the Board of Directors of the General Partner, as such procedures may be amended from time to time, that set forth the method by which the net asset value per each Class of REIT Share and Class or Series of Partnership Unit shall be calculated. Pursuant to such Valuation Procedures, certain Classes or Series of Partnership Units are each economically equivalent to a corresponding class of REIT Shares. Pursuant to this Agreement, those are as follows:

•	Series 1 Class E Units and Series 2 Class E Units are economically equivalent to Class E REIT Shares.

•	Series 1 Class S Units are economically equivalent to Class S REIT Shares.

•	Series 1 Class T Units and Series 2 Class T Units are economically equivalent to Class T REIT Shares.

•	Class D Units are economically equivalent to Class D REIT Shares.

•	Class I Units are economically equivalent to Class I REIT Shares.

Series 2 Class S Units, however, are not economically equivalent to any Class of REIT Shares. Accordingly, the Net Asset Value Per Unit of Series 2 Class S Units shall, upon their initial issuance, be set at the Net Asset Value Per Unit of Series 1 Class S Units, and thereafter adjusted as described in the Valuation Procedures as if they were a separate Class of REIT Shares, taking into account their specific economic terms (specifically, their specific dividends and ongoing Distribution Fees) set forth herein.

“VALUE” means, for each Class of REIT Shares, the fair market value per share of that Class of REIT Shares which will equal: (i) if REIT Shares of that Class are Listed, the average closing price per share for the previous thirty business days, or (ii) if REIT Shares of that Class are not Listed, the Net Asset Value Per REIT Share for REIT Shares of that Class.

“VPU” means average value per Partnership Unit, which on any given date shall be equal to (i) the Partnership NAV on such date, divided by (ii) the aggregate number of Partnership Units of all Classes and Series outstanding on such date.

“WEIGHTED-AVERAGE DISTRIBUTIONS PER PARTNERSHIP UNIT” shall mean, for a particular period of time, an amount equal to the ratio of (i) the aggregate distributions paid or accrued in respect of all Partnership Units during the applicable period, divided by (ii) the weighted-average number of Partnership Units of all Classes and Series outstanding during the applicable period, calculated in accordance with GAAP applied on a consistent basis.

1.2              Interpretation. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. For all purposes of this Agreement, the term “control” and variations thereof shall mean possession of the authority to direct or cause the direction of the management and policies of the specified entity, through the direct or indirect ownership of equity interests therein, by contract or otherwise. As used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” As used in this Agreement, the terms “herein,” “hereof” and “hereunder” shall refer to this Agreement in its entirety. Any references in this Agreement to “Sections” or “Articles” shall, unless otherwise specified, refer to Sections or Articles, respectively, in this Agreement. Any references in this Agreement to an “Exhibit” shall, unless otherwise specified, refer to an Exhibit attached to this Agreement. Each such Exhibit shall be deemed incorporated in this Agreement in full.

Article 2

PARTNERSHIP FORMATION AND IDENTIFICATION

2.1           Formation. The Partnership was formed as a limited partnership pursuant to and in accordance with the Act by, among other steps, the entering into of the initial partnership agreement (within the meaning of the Act) by the initial general partner of the Partnership and the initial limited partner of the Partnership and by the entering into and filing of the initial certificate of limited partnership (within the meaning of the Act) by the initial general partner of the Partnership with the Office of the Secretary of State of the State of Delaware.

2.2           Name, Office and Registered Agent. The name of the Partnership is Black Creek Diversified Property Operating Partnership LP. The specified office and place of business of the Partnership shall be 518 17th Street, 17th Floor, Denver, Colorado 80202. The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name and address of the Partnership’s registered agent is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on him as registered agent.

2.3           Partners.

(a)           The General Partner of the Partnership is Black Creek Diversified Property Fund Inc., a Maryland corporation. Its principal place of business is the same as that of the Partnership.

(b)           The Limited Partners are those Persons identified as Limited Partners on Exhibit A hereto, as amended from time to time.

2.4           Term and Dissolution.

(a)            The term of the Partnership shall be perpetual, except that the Partnership shall be dissolved upon the first to occur of any of the following events:

(i)                 The occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner unless the business of the Partnership is continued pursuant to Section 7.3(b); provided that if a General Partner is on the date of such occurrence a partnership, the dissolution of such General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;

(ii)                The passage of ninety (90) days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such note or notes are paid in full); or

(iii)               The election by the General Partner that the Partnership should be dissolved.

(b)           Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.3(b)), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel any Certificate(s) and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.6. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.

2.5           Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, any and all amendments to the Certificate(s) and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.

2.6           Certificates Describing Partnership Units and Special Partnership Units. At the request of a Limited Partner, the General Partner, at its option, may issue (but in no way is obligated to issue) a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number and Class or Series of Partnership Units or Special Partnership Units owned and the Percentage Interest and Special Percentage Interest represented by such Partnership Units and Special Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:

This certificate is not negotiable. The Partnership Units and Special Partnership Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Limited Partnership Agreement of Black Creek Diversified Property Operating Partnership LP, as amended from time to time.

Article 3

BUSINESS OF THE PARTNERSHIP

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT, and in a manner such that the General Partner will not be subject to any taxes under Section 857 or 4981 of the Code, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to qualify or cease qualifying as a REIT, the Partners acknowledge that the General Partner intends to qualify as a REIT for federal income tax purposes and upon such qualification the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partners agree that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under the Articles of Incorporation. The General Partner on behalf of the Partnership shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.

Article 4

CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1           Capital Contributions. The General Partner and the Limited Partners have made capital contributions to the Partnership in exchange for the Partnership Interests set forth opposite their names on Exhibit A, as such Exhibit may be amended from time to time. The Partners shall own Partnership Units or Special Partnership Units of the Class or Series and in the amounts set forth in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A. Notwithstanding the foregoing, the General Partner may keep Exhibit A current through separate revisions to the books and records of the Partnership that reflect periodic changes to the capital contributions made by the Partners and redemptions and other purchases of Partnership Units by the Partnership, and corresponding changes to the Partnership Interests of the Partners, without preparing a formal amendment to this Agreement, provided that such amendment shall be prepared upon the written request of any Limited Partner.

4.2           Classes and Series of Partnership Units. The General Partner is hereby authorized to cause the Partnership to issue Partnership Units designated as Class E Units (which may be designated by the General Partner upon issuance as Series 1 Class E Units or Series 2 Class E Units; provided, that all Class E Units issued to the General Partner shall be Series 1 Class E Units, and all other Class E Units issued prior to March 2, 2016 shall be Series 1 Class E Units), Class T Units (which may be designated by the General Partner upon issuance as Series 1 Class T Units or Series 2 Class T Units; provided, that all Class T Units issued to the General Partner shall be Series 1 Class T Units), Class S Units (which may be designated by the General Partner upon issuance as Series 1 Class S Units or Series 2 Class S Units; provided, that all Class S Units issued to the General Partner shall be Series 1 Class S Units), Class I Units and Class D Units. Each such Class shall have the rights and obligations attributed to that Class under this Agreement.

Immediately following the time (if any) that the aggregate Investor Servicing Fees paid with respect to Resulting Series 2 Class T Units related to a single purchase of Interests in a Private Placement equals or exceeds such percentage as set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises the General Partner’s transfer agent of the such percentage in writing) of the Total Equity Amount, all such Resulting Series 2 Class T Units (or fraction thereof) shall automatically convert to a number of Class I Units equal to the product of (a) the number of such Resulting Series 2 Class T Units and (b) the Value of Class T Units divided by the Value of Class I Units.

4.3           Additional Capital Contributions and Issuances of Additional Partnership Interests. Except as provided in this Section 4.3 or in Section 4.4, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests in respect thereof, in the manner contemplated in this Section 4.3.

(a)            Issuances of Additional Partnership Interests.

(i)           General. The General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests in the form of Partnership Units for any Partnership purpose at any time or from time to time, including but not limited to Partnership Units issued in connection with acquisitions of properties, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. Any additional Partnership Interests issued thereby may be issued in one or more Classes (including the Classes specified in this Agreement or any other Classes), or one or more Series (including the Series specified in this Agreement or any other Series) of any of such Classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such Class or Series of Partnership Interests; (ii) the right of each such Class or Series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such Class or Series of Partnership Interests upon dissolution and liquidation of the Partnership; provided, however, that no additional Partnership Interests shall be issued to the General Partner unless:

(1)               (A) the additional Partnership Interests are issued in connection with an issuance of REIT Shares of or other interests in the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.3 (without limiting the foregoing, for example, the Partnership shall issue Class D Units to the General Partner in connection with the issuance of Class D REIT Shares) and (B) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of stock of or other interests in the General Partner;

(2)               the additional Partnership Interests are issued in exchange for property owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or

(3)               the additional Partnership Interests are issued to all Partners holding Partnership Units in proportion to their respective Percentage Interests.

Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.

(ii)           Upon Issuance of Additional Securities. The General Partner shall not issue any Additional Securities other than to all holders of REIT Shares, unless (A) the General Partner shall cause the Partnership to issue to the General Partner, as the General Partner may designate, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner contributes the proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly and through the General Partner, to the Partnership (without limiting the foregoing, for example, if the General Partner issues Class D REIT Shares, then the General Partner shall contribute the proceeds of the issuance of the Class D REIT Shares to the Partnership and shall cause the Partnership to issue Class D Units to the General Partner); provided, however, that the General Partner is allowed to issue Additional Securities in connection with an acquisition of a property to be held directly by the General Partner, but if and only if, such direct acquisition and issuance of Additional Securities have been approved and determined to be in the best interests of the General Partner and the Partnership. Without limiting the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, and (y) the General Partner contributes all proceeds from such issuance to the Partnership. For example, in the event the General Partner issues Class D REIT Shares for a cash purchase price and contributes all of the proceeds of such issuance to the Partnership as required hereunder, the General Partner shall be issued a number of additional Class D Units equal to the product of (A) the number of such Class D REIT Shares issued by the General Partner, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor for Class D Units in effect on the date of such contribution.

(b)           Certain Deemed Contributions of Proceeds of Issuance of REIT Shares. In connection with any and all issuances of REIT Shares, the General Partner shall make Capital Contributions to the Partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have paid such offering expenses in accordance with Section 6.5 and in connection with the required issuance of additional Partnership Units to the General Partner for such Capital Contributions pursuant to Section 4.3(a).

(c)            Minimum Limited Partnership Interest. In the event that either a redemption pursuant to Section 8.5 or additional Capital Contributions by the General Partner would result in the Limited Partners, in the aggregate, owning less than the Minimum Limited Partnership Interest, the General Partner and the Limited Partners shall form another partnership and contribute sufficient Limited Partnership Interests together with such other Limited Partners so that the limited partners of such partnership own at least the Minimum Limited Partnership Interest.

4.4           Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise.

4.5           Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property or money as consideration for a Partnership Interest, (iii) the Partnership is liquidated within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), or (iv) the Partnership grants a Partnership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership, the General Partner shall revalue the property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f). When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.1 if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.

4.6           Percentage Interests. If the number of outstanding Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Partnership Units held by such Partner divided by the aggregate number of Partnership Units outstanding after giving effect to such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.6, the Profits and Losses for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the day when the Partnership’s property is revalued by the General Partner and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Profits and Losses for the taxable year in which the adjustment occurs. The allocation of Profits and Losses for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Profits and Losses for the later part shall be based on the adjusted Percentage Interests.

4.7           No Interest On Contributions. No Partner shall be entitled to interest on its Capital Contribution.

4.8           Return Of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

4.9           No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

Article 5

PROFITS AND LOSSES; DISTRIBUTIONS

5.1            Allocation of Profit and Loss.

(a)           General Partner Gross Income Allocation. There shall be specially allocated to the General Partner an amount of (i) first, items of Partnership income and (ii) second, items of Partnership gain during each fiscal year or other applicable period, before any other allocations are made hereunder, in an amount equal to the excess, if any, of the cumulative distributions made to the General Partner under Section 6.5(b) over the cumulative allocations of Partnership income and gain to the General Partner under this Section 5.1(a).

(b)           General Allocations. The items of Profit and Loss of the Partnership for each fiscal year or other applicable period, other than any items allocated under Section 5.1(a), shall be allocated among the Partners in a manner that will, as nearly as possible (after giving effect to the allocations under Section 5.1(a), 5.1(c), 5.1(d), 5.1(e), 5.1(h) and 5.1(i)) cause the Capital Account balance of each Partner at the end of such fiscal year or other applicable period to equal (i) the amount of the hypothetical distribution that such Partner would receive if the Partnership were liquidated on the last day of such period and all assets of the Partnership, including cash, were sold for cash equal to their Carrying Values, taking into account any adjustments thereto for such period, all liabilities of the Partnership were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and the remaining cash proceeds (after satisfaction of such liabilities) were distributed in full pursuant to Section 5.6, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed as of the date of the hypothetical sale of assets.

(c)            Nonrecourse Deductions; Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner or Partners that bear the “economic risk of loss” with respect to the liability to which such deductions are attributable in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s “interest in partnership profits” for purposes of determining its share of the excess nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest.

(d)           Qualified Income Offset. If a Partner unexpectedly receives in any taxable year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such excess deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). This Section 5.1(d) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith. After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.1(d), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.1(d).

(e)            Capital Account Deficits. Loss (or items of expense or loss) shall not be allocated to a Limited Partner to the extent that such allocation would cause or increase a deficit in such Partner’s Capital Account at the end of any fiscal year (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). Any Loss or item of expense or loss in excess of that limitation shall be allocated to the General Partner. After an allocation to the General Partner under the immediately preceding sentence, to the extent permitted by Regulations Section 1.704-1(b), Profit or items of income or gain shall be allocated to the General Partner in an amount necessary to offset the items allocated to the General Partner under the immediately preceding sentence.

(f)            Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer, or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.

(g)           Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Section 5.1(a), 5.1(c), 5.1(d), 5.1(e), or 5.1(h). All allocations of Profit and Loss (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.1, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain, and expense as required by Section 704(c) of the Code including a method that may result in a Partner receiving a disproportionately larger share of the Partnership tax depreciation deductions, and such election shall be binding on all Partners.

(h)           Special Allocations of Class-Specific Items. To the extent that any items of income, gain, loss or deduction of the General Partner are allocable to a specific Class or Classes of REIT Shares pursuant to the Multiple Class Plan, such items, or an amount equal thereto, may be specially allocated to Classes or Series of Partnership Units pursuant to the Multiple Class Plan.

(i)             Curative Allocations. The allocations set forth in Section 5.1(c), (d) and (e) of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.1(i). Therefore, notwithstanding any other provision of this Section 5.1 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Sections 5.1(a), (b), (f) and (h).

5.2           Distribution of Cash.

(a)            The Partnership shall distribute cash on a quarterly (or, at the election of the General Partner, more frequent) basis, in an amount determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in accordance with Section 5.2(b); provided, however, that if a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than a Partnership Record Date, the cash distribution attributable to such additional Partnership Interest relating to the Partnership Record Date next following the issuance of such additional Partnership Interest shall be reduced in the proportion equal to one minus (i) the number of days that such additional Partnership Interest is held by such Partner bears to (ii) the number of days between such Partnership Record Date and the immediately preceding Partnership Record Date.

(b)           Except for distributions pursuant to Section 5.6 in connection with the dissolution and liquidation of the Partnership and subject to the provisions of Sections 5.2(c), 5.2(d), 5.2(e), 5.3 and 5.5, all distributions of cash shall be made to the Partners in accordance with their respective Percentage Interests on the Partnership Record Date, except that the amount distributed per Partnership Unit of any Class or Series may differ from the amount per Partnership Unit of another Class or Series on account of differences with respect to Distribution Fees. Any such differences shall correspond to differences in the amount of Distribution Fees and distributions per REIT Share for REIT Shares of different Classes, as described in the Multiple Class Plan, with the same adjustments being made to the amount of distributions per Partnership Unit for Partnership Units of a particular Class as are made to the distributions per REIT Share by the General Partner with respect to REIT Shares having the same Class designation; provided, however, that distributions with respect to Series 2 Class S Units shall be adjusted in the same manner but correspond to their specific Distribution Fee, which is equal to 0.35% per annum of the aggregate Net Asset Value Per Unit of the outstanding Series 2 Class S Units.1

(c)            Notwithstanding the foregoing, so long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special OP Unitholders shall be entitled to a distribution (the “Performance Allocation”), promptly following the end of each year (which shall accrue on a monthly basis) in an amount equal to:

(i)       the lesser of (A) the amount equal to 12.5% of (1) the Annual Total Return Amount less (2) the Loss Carryforward Amount, and (B) the amount equal to (x) the Annual Total Return Amount, less (y) the Loss Carryforward Amount, less (z) the Hurdle Amount;

1 NTD – this change simply reflects Amendment No. 1 from Dec 2020.

multiplied by:

(ii)      the weighted-average number of Partnership Units outstanding during the applicable year, calculated in accordance with GAAP as applied on a consistent basis;

(iii)     provided, that the Performance Allocation shall at no time be less than zero.

Except as described in the definition of Loss Carryforward Amount in this Agreement, any amount by which the Annual Total Return Amount falls below the Hurdle Amount will not be carried forward to subsequent periods. If the Performance Allocation is distributable pursuant to this Section 5.2(c), the Special OP Unitholders shall be entitled to such distribution even in the event that the total percentage return to OP Unitholders over any longer or shorter period, or the total percentage return to any particular OP Unitholder over the same, longer or shorter period, has been less than the Annual Total Return Amount used to calculate the Hurdle Amount. The Special OP Unitholders shall not be obligated to return any portion of any Performance Allocation paid based on the General Partner’s or the Partnership’s subsequent performance.

The Performance Allocation with respect to any calendar year is generally distributable after the completion of the NAV Calculations for December of such year. The Performance Allocation shall be distributable for each calendar year in which the Advisory Agreement is in effect, even if the Advisory Agreement is in effect for a partial calendar year. If the Performance Allocation is distributable with respect to any partial calendar year, the Performance Allocation shall be calculated based on the annualized total return amount determined using the total return achieved for the period of such partial calendar year. In the event the Advisory Agreement is terminated or its term expires without renewal, the partial period Performance Allocation shall be calculated and due and distributable upon the date of such termination or non-renewal. In such event, for purposes of determining the Annual Total Return Amount, the change in VPU shall be determined based on a good faith estimate of what the NAV Calculations would be as of that date. Notwithstanding anything to the contrary in this paragraph, upon the triggering of a Pro-Rata Period as defined in the General Partner’s Second Amended and Restated Share Redemption Program, effective as of December 10, 2018 (as it may be amended from time to time, the “SRP”), distribution of the Performance Allocation shall be deferred until all REIT Share redemption requests under the SRP are satisfied.

In the event the Partnership commences a liquidation of its Assets during any calendar year, the Special OP Unitholders shall be distributed the Performance Allocation from the proceeds of the liquidation and the Performance Allocation shall be calculated at the end of the liquidation period prior to the distribution of the liquidation proceeds to the OP Unitholders. The calculation of the Performance Allocation for any partial year shall be calculated consistent with the applicable provisions of this Section 5.2(c).

At the election of the Special OP Unitholders, with respect to each calendar year, all or a portion of the Performance Allocation shall be paid instead to the Advisor as a fee as set forth in the Advisory Agreement. If the Special OP Unitholders do not elect on or before the first day of a calendar year to have all or a portion of the Performance Allocation paid as a fee to the Advisor, then the Performance Allocation with respect to such calendar year shall be distributable to the Special OP Unitholders as set forth in this Section 5.2(c); provided, however, that the Performance Component shall be paid to the Advisor as a fee as set forth in the Advisory Agreement with respect to the calendar year 2018.

The Performance Allocation may be payable in cash or as a distribution of Class I Units or any combination thereof at the election of the Special OP Unitholders. If the Special OP Unitholders elect to receive such distributions in Class I Units, the Special OP Unitholders will receive the number of Class I Units that results from dividing an amount equal to the value of the Performance Allocation by the NAV per Class I Unit at the time of such distribution. If the Special OP Unitholders elect to receive such distributions in Class I Units, the Special OP Unitholders may request the Partnership to redeem such Class I Units from the Special OP Unitholders at any time thereafter pursuant to Section 8.5.

The measurement of the change in VPU for the purpose of calculating the Annual Total Return Amount is subject to adjustment by the Board of Directors of the General Partner to account for any dividend, split, recapitalization or any other similar change in the Partnership’s capital structure or any distributions that the Board of Directors of the General Partner deems to be a return of capital if such changes are not already reflected in the Partnership’s net assets.

(d)          Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner, or (ii) if the actual amount to be distributed to the Partner is less than the amount required to be withheld by the Partnership, the actual amount to be distributed shall be treated as a distribution of cash in the amount of such withholding and the additional amount required to be withheld shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner (a “Defaulting Limited Partner”) fails to pay any amount owed to the Partnership with respect to the Partnership Loan within fifteen (15) days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.

Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.2(c) shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.

(e)            In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash distribution as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be exchanged.

5.3           REIT Distribution Requirements. The General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to make shareholder distributions that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code.

5.4           No Right to Distributions in Kind. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.

5.5           Limitations on Return of Capital Contributions. Notwithstanding any of the provisions of this Article 5, no Partner shall have the right to receive and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of his Capital Contribution, does not exceed the fair market value of the Partnership’s assets.

5.6           Distributions Upon Liquidation. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, and after making the distribution to the Special OP Unitholders (or payment to the Advisor, as applicable) called for by Section 5.2(c) in connection with a liquidation of the Partnership (which shall be deemed the liquidating distribution for the Special OP Unitholders) any remaining assets of the Partnership shall be distributed to all Partners such that the holder of each Partnership Unit receives an amount equal to the Net Asset Value Per Unit for each Partnership Unit held. If, however, the remaining assets of the Partnership are not sufficient to pay in full the Net Asset Value Per Unit for each Partnership Unit, then the holders of Partnership Units of each Class or Series shall be distributed an amount equal to the product of (i) the remaining assets of the Partnership that are legally available for distribution to the Partners and (ii) the quotient obtained by dividing (A) the net asset value of the Partnership allocable to such Class or Series of Partnership Units by (B) the aggregate net asset value of the Partnership, all as calculated as described in the Valuation Procedures. Amounts to be distributed to the holders of each Class or Series of Partnership Units shall be distributed among those holders in proportion to the number of Units of that Class or Series held by each holder. After application of the foregoing, any remaining assets available for distribution to the Partners shall be distributed to the Partners in accordance with their Percentage Interests.

Notwithstanding any other provision of this Agreement, the amount by which the value, as determined in good faith by the General Partner, of any property other than cash to be distributed in kind to the Partners exceeds or is less than the Carrying Value of such property shall, to the extent not otherwise recognized by the Partnership, be taken into account in computing Profit and Loss of the Partnership for purposes of crediting or charging the Capital Accounts of, and distributing proceeds to, the Partners, pursuant to this Agreement. To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

5.7           Substantial Economic Effect. It is the intent of the Partners that the allocations of Profit and Loss under this Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

Article 6

RIGHTS, OBLIGATIONS AND
POWERS OF THE GENERAL PARTNER

6.1            Management of the Partnership.

(a)           Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:

(i)               to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to notes and mortgages and other Real Estate Securities, that the General Partner determines are necessary or appropriate or in the best interests of the business of the Partnership;

(ii)          to construct buildings and make other improvements on the properties owned or leased by the Partnership;

(iii)        to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any Class or Series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership;

(iv)         to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(v)          to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(vi)         to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(vii)     to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all operating costs and general administrative expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;

(viii)      to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(ix)         to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership, or the Partnership’s assets;

(x)          to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(xi)         to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xii)        to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xiii)      to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(xiv)       to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xv)      to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xvi)       to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii)      to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xviii)     to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xix)      to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xx)    to establish Partnership reserves for working capital, capital expenditures, contingent liabilities, or any other valid Partnership purpose;

(xxi)       to merge, consolidate or combine the Partnership with or into another Person;

(xxii)      to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code; and

(xxiii)     to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.

(b)         Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.2       Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

6.3          Indemnification and Exculpation of Indemnitees.

(a)         The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Any indemnification pursuant to this Section 6.3 shall be made only out of the assets of the Partnership.

(b)         The Partnership shall reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.3 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)        The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d)        The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)        For purposes of this Section 6.3, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.3; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f)         In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)        An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)        The provisions of this Section 6.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

6.4         Liability of the General Partner.

(a)        Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement.

(b)        The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, itself and its shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of its shareholders on one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either its shareholders or the Limited Partners; provided, however, that for so long as the General Partner directly owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either its shareholders or the Limited Partner shall be resolved in favor of the shareholders. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

(c)       Subject to its obligations and duties as General Partner set forth in Section 6.1 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d)        Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT or (ii) to prevent the General Partner from incurring any taxes under Section 857, Section 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e)        Any amendment, modification or repeal of this Section 6.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.5         Reimbursement of General Partner.

(a)     Except as provided in this Section 6.5 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)        The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all Administrative Expenses incurred by the General Partner.

6.6         Outside Activities. Subject to Section 6.8 hereof, the Articles of Incorporation and any agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or shareholder of the General Partner, the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interests or activities. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.

6.7         Employment or Retention of Affiliates.

(a)        Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price, or other payment therefor which the General Partner determines to be fair and reasonable.

(b)        The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(c)       The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement, applicable law and the REIT status of the General Partner.

(d)        Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are, in the General Partner’s sole discretion, on terms that are fair and reasonable to the Partnership.

6.8         General Partner Participation. The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development or ownership of any office, retail, multifamily industrial, or other Real Property, Real Estate Securities or other property shall be conducted through the Partnership or one or more Subsidiary Partnerships; provided, however, that the General Partner is allowed to make a direct acquisition, but if and only if, such acquisition is made in connection with the issuance of Additional Securities, which direct acquisition and issuance have been approved and determined to be in the best interests of the General Partner and the Partnership.

6.9         Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

6.10      Redemptions of REIT Shares. If the General Partner redeems any REIT Shares, then the General Partner shall cause the Partnership to purchase from the General Partner a number of Partnership Units having the same Class designation as the redeemed REIT Shares (and always Series 1 of such Class of Partnership Units, if there are multiple Series) as determined based on the application of the Conversion Factor for that Class and Series of Partnership Units on the same terms that the General Partner redeemed such REIT Shares. Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire an equal number of Partnership Units held by the General Partner that have the same Class designation as the REIT Shares (and always Series 1 of such Class of Partnership Units, if there are multiple Series) that are the subject of the offer. If any REIT Shares are redeemed by the General Partner pursuant to such offer, the Partnership shall redeem an equivalent number of the General Partner’s Partnership Units having the same Class designation as the redeemed REIT Shares (and always Series 1 of such Class of Partnership Units, if there are multiple Series) for an equivalent purchase price based on the application of the Conversion Factor for that Class and Series of Partnership Units.

6.11      No Duplication of Fees or Expenses. The Partnership may not incur or be responsible for any fee or expense (in connection with an Offering or otherwise) that would be duplicative of fees and expenses paid by the General Partner.

Article 7

CHANGES IN GENERAL PARTNER

7.1         Transfer of the General Partner’s Partnership Interest.

(a)         The General Partner shall not transfer all or any portion of its General Partnership Interest or withdraw as General Partner except as provided in, or in connection with a transaction contemplated by, Section 7.1(c), (d) or (e).

(b)          The General Partner agrees that its Percentage Interest will at all times be in the aggregate, at least 0.1%.

(c)         Except as otherwise provided in Section 6.4(b) or Section 7.1(d) or (e) hereof, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, (other than in connection with a change in the General Partner’s state of incorporation or organizational form) in each case which results in a change of control of the General Partner (a “Transaction”), unless:

(i)          the consent of Limited Partners holding more than 50% of the Percentage Interests of the Limited Partners is obtained;

(ii)         as a result of such Transaction all Limited Partners will receive for each Partnership Unit of each Class or Series an amount of cash, securities, or other property equal to the product of the Conversion Factor for that Class or Series of Partnership Unit and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share having the same Class designation as that Partnership Unit in consideration of such REIT Share; provided that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Partnership Units shall be given the option to exchange its Partnership Units for the greatest amount of cash, securities, or other property which a Limited Partner holding such Class or Series of Partnership Units would have received had it (1) exercised its Redemption Right and (2) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Redemption Right immediately prior to the expiration of the Offer; or

(iii)        the General Partner is the surviving entity in the Transaction and either (A) the holders of REIT Shares do not receive cash, securities, or other property in the Transaction or (B) all Limited Partners (other than the General Partner or any Subsidiary) receive in exchange for their Partnership Units of each Class or Series, an amount of cash, securities, or other property (expressed as an amount per REIT Share) that is no less than the product of the Conversion Factor for that Class or Series of Partnership Unit and the greatest amount of cash, securities, or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares having the same Class designation as the Partnership Units being exchanged.

(d)         Notwithstanding Section 7.1(c), the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i)  substantially all of the assets of the successor or surviving entity (the “Survivor”), other than Partnership Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Survivor in good faith and (ii) the Survivor expressly agrees to assume all obligations of the General Partner, as appropriate, hereunder. Upon such contribution and assumption, the Survivor shall have the right and duty to amend this Agreement as set forth in this Section 7.1(d). The Survivor shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Shares Amount and Conversion Factor for a Partnership Unit of each Class or Series after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares of each Class or options, warrants or other rights relating thereto, and which a holder of Partnership Units of any Class or Series could have acquired had such Partnership Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor for each Class or Series of Partnership Units. The Survivor also shall in good faith modify the definition of REIT Shares and make such amendments to Section 8.5 so as to approximate the existing rights and obligations set forth in Section 8.5 as closely as reasonably possible. The above provisions of this Section 7.1(d) shall similarly apply to successive mergers or consolidations permitted hereunder.

In respect of any transaction described in the preceding paragraph, the General Partner is required to use its commercially reasonable efforts to structure such transaction to avoid causing the Limited Partners to recognize a gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction, provided such efforts are consistent with the exercise of the Board of Directors’ fiduciary duties to the shareholders of the General Partner under applicable law.

(e)          Notwithstanding Section 7.1(c),

(i)          a General Partner may transfer all or any portion of its General Partnership Interest to (A) a wholly-owned Subsidiary of such General Partner or (B) the owner of all of the ownership interests of such General Partner, and following a transfer of all of its General Partnership Interest, may withdraw as General Partner; and

(ii)         the General Partner may engage in a transaction not required by law or by the rules of any national securities exchange on which the REIT Shares of one or more Classes are listed to be submitted to the vote of the holders of the REIT Shares of one or more Classes.

7.2         Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:

(a)         the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.5 in connection with such admission shall have been performed;

(b)         if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c)         counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel and the state or any other jurisdiction as may be necessary) that (x) the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act and (y) none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal tax purposes, or (ii) the loss of any Limited Partner’s limited liability.

7.3         Effect of Bankruptcy, Withdrawal, Death or Dissolution of the sole remaining General Partner.

(a)         Upon the occurrence of an Event of Bankruptcy as to the sole remaining General Partner (and its removal pursuant to Section 7.4(a)) or the death, withdrawal, removal or dissolution of the sole remaining General Partner (except that, if the sole remaining General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.3(b). The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.2 shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.

(b)      Following the occurrence of an Event of Bankruptcy as to the sole remaining General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of the sole remaining General Partner (except that, if the sole remaining General Partner is, on the date of such occurrence, a partnership, the withdrawal of, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Limited Partners, within ninety (90) days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.4 by selecting, subject to Section 7.2 and any other provisions of this Agreement, a substitute General Partner by consent of the Limited Partners holding a majority of the Percentage Interests of all Limited Partners. If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.4         Removal of a General Partner.

(a)         Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death or dissolution of, Event of Bankruptcy as to, or removal of, a partner in, such partnership shall be deemed not to be a dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners. The Limited Partners may not remove the General Partner, with or without cause.

(b)        If a General Partner has been removed pursuant to this Section 7.4 and the Partnership is continued pursuant to Section 7.3, such General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by the Limited Partners in accordance with Section 7.3(b) and otherwise admitted to the Partnership in accordance with Section 7.2. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and the Limited Partners holding a majority of the Percentage Interests of all Limited Partners within ten (10) days following the removal of the General Partner. If the parties are unable to agree upon an appraiser, the removed General Partner and the Limited Partners holding a majority of the Percentage Interests of all Limited Partners each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest within thirty (30) days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than forty (40) days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest no later than sixty (60) days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals closest in value.

(c)         The General Partnership Interest of a removed General Partner, during the time after default until transfer under Section 7.4(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.4(b).

(d)         All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary, desirable and sufficient to effect all the foregoing provisions of this Section.

Article 8

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

8.1         Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

8.2         Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.

8.3        Limitation on Liability of Limited Partners. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

8.4       Ownership by Limited Partner of Corporate General Partner or Affiliate. No Limited Partner shall at any time, either directly or indirectly, own any stock or other interest in the General Partner or in any Affiliate thereof, if such ownership by itself or in conjunction with other stock or other interests owned by other Limited Partners would, in the opinion of counsel for the Partnership, jeopardize the classification of the Partnership as a partnership for federal tax purposes. The General Partner shall be entitled to make such reasonable inquiry of the Limited Partners as is required to establish compliance by the Limited Partners with the provisions of this Section.

8.5         Redemption Right.

(a)         Subject to Sections 8.5(b), 8.5(c), 8.5(d), 8.5(e) and 8.5(f) and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Partnership Units held by them, each Limited Partner other than the General Partner, after holding any Class or Series of Partnership Units for at least one year (such Partnership Units, “Eligible Units”), shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem (a “Redemption”) all or a portion of the Eligible Units held by such Limited Partner in exchange (a “Redemption Right”) for Class E REIT Shares (with respect to Eligible Units that are Series 1 Class E Units), Class S REIT Shares (with respect to Eligible Units that are Class S Units), Class T REIT Shares (with respect to Eligible Units that are Class T Units), Class D REIT Shares (with respect to Eligible Units that are Class D Units) or Class I REIT Shares (with respect to Eligible Units that are Series 2 Class E Units or Class I Units) issuable on, or the Cash Amount payable on, the Specified Redemption Date, as determined by the General Partner in its sole discretion, provided that such Eligible Units (the “Tendered Units”) shall have been outstanding for at least one year. Any Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner exercising the Redemption Right (the “Tendering Party”). Within 30 days of receipt of a Notice of Redemption, the Partnership will send to the Limited Partner submitting the Notice of Redemption a response stating whether the General Partner has determined the applicable Eligible Units will be redeemed for REIT Shares or the Cash Amount. Within 30 days of the Partnership’s delivery of its response, the Limited Partner must affirm to the Partnership that such Limited Partner wishes to proceed with the Redemption, or the request for Redemption will be cancelled (the date such affirmation is received by the Partnership is the “Affirmation Date”). Following such affirmation, the Limited Partner shall still be entitled to withdraw the Notice of Redemption if (i) it provides notice to the Partnership that it wishes to withdraw the request and (ii) the Partnership receives the notice no less than two business days prior to the Specified Redemption Date.

Notwithstanding the foregoing, but subject to the limitations of this paragraph, the Advisor and any Person to whom the Special OP Unitholders or the Advisor transfers Partnership Units or Special Partnership Units (collectively with the Special OP Unitholders and the Advisor, the “Sponsor Parties”) shall have the right to require the Partnership to redeem all or a portion of their Partnership Units pursuant to this Section 8.5 at any time irrespective of the period the Partnership Units have been held by such Limited Partner; provided, however, that in the event the Sponsor Parties hold Partnership Units paid or distributed with respect to the Performance Allocation or Performance Component (as defined in the Advisory Agreement) from any prior calendar year and requests the Partnership to redeem all or a portion of such Partnership Units (the “Partnership Unit Balance”) the Partnership will be required to redeem such Partnership Unit Balance only if the General Partner, based on reasonable projections, (i) has determined that, after redeeming such Partnership Unit Balance, the General Partner expects to have liquidity (from any available source) equal to or in excess of the NAV of the maximum amount of REIT Shares which can be redeemed under the then current SRP for the next ninety days (the “Minimum Liquidity Requirement”) and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the SRP as of the most recent quarter end and the most recent month end (the “Redemption Period”) have been honored (collectively, with the Minimum Liquidity Requirement, the “Redemption Requirements”). In the event that the General Partner deems that the Redemption Requirements have not been met, then the Sponsor Parties may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to the General Partner’s common stockholders requesting redemption of REIT Shares under the SRP, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the SRP during the Redemption Period, the Sponsor Parties may only redeem an amount that causes the Minimum Liquidity Requirement to still be met. The above Partnership Unit redemption restriction shall not apply in the event that the General Partner terminates the Advisory Agreement. The Partnership shall redeem any Partnership Units of the Sponsor Parties for the Cash Amount unless the board of directors of the General Partner determines that any such redemption for cash would be prohibited by applicable law or this Agreement, in which case such Partnership Units will be redeemed for an amount of REIT Shares having the same Class designation as the Tendered Units with an aggregate NAV equivalent to the aggregate NAV of such Partnership Units. Redemption requests from multiple Sponsor Parties, if applicable, will be honored on a pro rata basis, if redemptions are limited pursuant to the foregoing.

No Limited Partner, other than the Sponsor Parties, may deliver more than two Notices of Redemption during each calendar year. A Limited Partner, other than the Sponsor Parties, may not exercise the Redemption Right for less than 1,000 Partnership Units or, if such Limited Partner holds less than 1,000 Partnership Units, all of the Partnership Units held by such Partner. The Tendering Party shall have no right, with respect to any Partnership Units so redeemed, to receive any distribution paid with respect to such Partnership Units if the record date for such distribution is on or after the Specified Redemption Date.

(b)        If the General Partner elects to redeem Tendered Units for REIT Shares rather than cash, then (I) Tendered Units that are Series 1 Class E Units shall be redeemed for Class E REIT Shares, Tendered Units that are Series 2 Class E Units or Class I Units shall be redeemed for Class I REIT Shares, Tendered Units that are Class S Units shall be redeemed for Class S REIT Shares, Tendered Units that are Class T Units shall be redeemed for Class T REIT Shares and Tendered Units that are Class D Units or shall be redeemed for Class D REIT Shares and (II) the Partnership shall direct the General Partner to issue and deliver such REIT Shares to the Tendering Party pursuant to the terms set forth in this Section 8.5(b), in which case, (i) the General Partner, acting as a distinct legal entity, shall assume directly the obligation with respect thereto and shall satisfy the Tendering Party’s exercise of its Redemption Right, and (ii) such transaction shall be treated, for federal income tax purposes, as a transfer by the Tendering Party of such Tendered Units to the General Partner in exchange for REIT Shares. The percentage of the Tendered Units tendered for Redemption by the Tendering Party for which the General Partner elects to issue REIT Shares (rather than cash) is referred to as the “Applicable Percentage.” In making such election to acquire Tendered Units, the Partnership shall act in a fair, equitable and reasonable manner that neither prefers one group or class of Limited Partners over another nor discriminates against a group or class of Limited Partners. If the Partnership elects to redeem any number of Tendered Units for REIT Shares rather than cash, on the Specified Redemption Date, the Tendering Party shall sell such number of the Tendered Units to the General Partner in exchange for a number of REIT Shares equal to the product of (A) the REIT Shares Amount, (B) the Applicable Percentage and (C) solely with respect to Redemption of Series 2 Class E Units, a number, expressed as a percentage, determined by dividing the Value of Class E REIT Shares by the Value of Class I REIT Shares, such values determined in each case as of the end of the Specified Redemption Date. Such number of REIT Shares shall be delivered by the General Partner as duly authorized, validly issued, fully paid and accessible REIT Shares free of any pledge, lien, encumbrance or restriction, other than the Aggregate Share Ownership Limit (as calculated in accordance with the Articles of Incorporation) and other restrictions provided in the Article of Incorporation, the bylaws of the General Partner, the Securities Act and relevant state securities or “blue sky” laws. Notwithstanding the provisions of Section 8.5(a) and this Section 8.5(b), the Tendering Parties shall have no rights under this Agreement that would otherwise be prohibited under the Articles of Incorporation.

(c)         In connection with an exercise of Redemption Rights pursuant to this Section 8.5, the Tendering Party shall submit the following to the General Partner, in addition to the Notice of Redemption:

(1)           A written affidavit, dated the same date as the Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of REIT Shares by (i) such Tendering Party and (ii) any Related Party and (b) representing that, after giving effect to the Redemption, neither the Tendering Party nor any Related Party will own REIT Shares in excess of the Aggregate Share Ownership Limit (or, if applicable the Excepted Holder Limit);

(2)           A written representation that neither the Tendering Party nor any Related Party has any intention to acquire any additional REIT Shares prior to the closing of the Redemption on the Specified Redemption Date; and

(3)          An undertaking to certify, at and as a condition to the closing of the Redemption on the Specified Redemption Date, that either (a) the actual and constructive ownership of REIT Shares by the Tendering Party and any Related Party remain unchanged from that disclosed in the affidavit required by Section 8.5(c)(1) or (b) after giving effect to the Redemption, neither the Tendering Party nor any Related Party shall own REIT Shares in violation of the Aggregate Share Ownership Limit (or, if applicable, the Excepted Holder Limit).

(4)            Any other documents as the General Partner may reasonably require.

(d)           Any Cash Amount to be paid to a Tendering Party pursuant to this Section 8.5 shall be paid on the Specified Redemption Date; provided, however, that the General Partner may elect to cause the Specified Redemption Date to be delayed for up to an additional 180 days to the extent required for the General Partner to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount. Notwithstanding the foregoing, the General Partner agrees to use its best efforts to cause the closing of the acquisition of Tendered Units hereunder to occur as quickly as reasonably possible.

(e)            Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Redemption Rights to prevent, among other things, (a) any person from owning shares in excess of the Common Share Ownership Limit, the Aggregate Share Ownership Limit and the Excepted Holder Limit, (b) the General Partner’s common stock from being owned by less than 100 persons, the General Partner from being “closely held” within the meaning of section 856(h) of the Code, and as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners holding Partnership Units, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership which states that, in the opinion of such counsel, restrictions are necessary in order to avoid having the Partnership be treated as a “publicly traded partnership” under section 7704 of the Code.

(f)            A redemption fee may be charged (other than to the Sponsor Parties and their respective affiliates) in connection with an exercise of Redemption Rights pursuant to this Section 8.5. Without limiting the generality of the foregoing, unless a waiver of such fee has been granted or a higher or lower fee was set forth in the applicable offering documents for the Partnership Units (or offering documents for a security or interest that was exchanged or converted for Partnership Units at the option of the Partnership or pursuant the terms of this Agreement), a redemption fee of 1.0% of the Cash Amount or REIT Shares otherwise payable to a Limited Partner (i) upon redemption of Series 1 Class E Units (other than Series 1 Class E Units issued to the General Partner) pursuant to this Section 8.5 shall be paid by such Limited Partner to Dividend Capital Exchange Facilitators LLC, and (ii) upon redemption of any other Partnership Units (other than from the Sponsor Parties and their respective affiliates) pursuant to this Section 8.5 shall be paid by such Limited Partner to BC Exchange Advisor Group LLC; the Operating Partnership shall deduct such amount from the Cash Amount or REIT Shares otherwise payable to such Limited Partner and pay it to Dividend Capital Exchange Facilitators LLC or BC Exchange Advisor Group LLC, as applicable, on behalf of the Limited Partner. To the extent that a transaction (a “Unit Transaction”) occurs in which any Partnership Units which are subject to a redemption fee under this Section 8.5(f) are acquired (for cash or securities), transferred, merged, converted, tendered, or disposed of in any other similar transaction, then unless the beneficiaries of such redemption fees identified herein otherwise agree in their reasonable discretion (which may include requiring that any applicable counterparty execute an agreement agreeing to continue to collect and remit such redemption fees following the Unit Transaction), the Operating Partnership will be obligated to collect the redemption fees in connection with the closing of such Unit Transaction and remit the same to the applicable beneficiaries.

8.6           Registration. Subject to the terms of any agreement between the General Partner and one or more Limited Partners with respect to Partnership Units held by them:

(a)            Registration of the Common Stock. The General Partner agrees to file with the Commission a registration statement covering the resale of the REIT Shares that may be issued upon redemption of such Partnership Units pursuant to Section 8.5 (“Redemption Shares”) if a Limited Partner or Limited Partners who together hold Redemption Shares of a single Class that have an aggregate value of at least $10 million (based on the then current price) request that the General Partner register for resale such Redemption Shares. Such requests shall be made in writing and shall state the number of Redemption Shares to be disposed of. Within 30 days after receipt of a request for registration, whatever the amount of the Redemption Shares requested to be registered, the General Partner shall give written notice of such request to all other Limited Partners holding Partnership Units; provided however, that the General Partner shall be obligated to give such notice no more than one time in any six-month period. Further, the General Partner shall include in a registration statement all such Redemption Shares with respect to which the General Partner has received written requests for inclusion therein (whether or not such Redemption Shares have been issued) within 15 days after the receipt of the General Partner’s notice. The General Partner further agrees to use its commercially reasonable efforts to file the registration statement within 90 days of its receipt of the written request described above, and to maintain the effectiveness of such registration statement for a period of no more than two years.

(b)           Listing on Securities Exchange. If the General Partner shall list or maintain the listing of Class of REIT Shares on any securities exchange or national market system, it will at its expense and as necessary to permit the registration and sale of the Redemption Shares of such listed Class or Classes hereunder, list thereon, maintain and, when necessary, increase such listing to include such Redemption Shares.

(c)           Registration Not Required. Notwithstanding the foregoing, the General Partner shall not be required to file or maintain the effectiveness of a registration statement covering the resale of Redemption Shares if, in the opinion of counsel to the General Partner, such Redemption Shares could be sold by the holders thereof pursuant to Rule 144 under the Securities Act, or any successor rule thereto.

8.7           Distribution Reinvestment Plan. OP Unitholders may have the opportunity to join the General Partner’s distribution reinvestment plan by completing an enrollment form which is available upon request. A copy of the General Partner’s distribution reinvestment plan is also available upon request. The shares of the General Partner’s common stock which may be issued under the General Partner’s distribution reinvestment plan are offered only by a prospectus.

Article 9

TRANSFERS OF LIMITED PARTNERSHIP INTERESTS

9.1           Purchase for Investment.

(a)           Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of his Partnership Interest is made as a principal for his account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.

(b)           Each Limited Partner agrees that he will not sell, assign or otherwise transfer his Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.1(a) above and similarly agree not to sell, assign or transfer such Partnership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.

9.2           Restrictions on Transfer of Limited Partnership Interests.

(a)            Subject to the provisions of 9.2(b) and (c), no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of his Limited Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion; provided that each Sponsor Party may transfer all or any portion of its respective Partnership Interest, or any of its economic rights as a Limited Partner, to any of its Affiliates or any trust, limited liability company, partnership, or other entity established by or at the direction of such Sponsor Party or any of its Affiliates without the consent of the General Partner. Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

(b)           No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer effected as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.5 below) of all of its Partnership Interest pursuant to this Article 9 or pursuant to a redemption of all of its Partnership Units pursuant to Section 8.5. Upon the permitted Transfer or redemption of all of a Limited Partner’s Partnership Interest, such Limited Partner shall cease to be a Limited Partner.

(c)            Notwithstanding Section 9.2(a) and subject to Sections 9.2(d), (e) and (f) below, a Limited Partner may Transfer, without the consent of the General Partner, all or a portion of its Partnership Interest to (i) a parent or parent’s spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such person(s), of which trust such Limited Partner or any such person(s) is a trustee, (ii) a corporation controlled by a Person or Persons named in (i) above, or (iii) if the Limited Partner is an entity, its beneficial owners.

(d)           No Limited Partner may effect a Transfer of its Limited Partnership Interest, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Limited Partnership Interest under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

(e)           No Transfer by a Limited Partner of its Partnership Interest, in whole or in part, may be made to any Person if (i) in the opinion of legal counsel for the Partnership, the transfer would result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

(f)            No transfer by a Limited Partner of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a Partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

(g)           Any Transfer in contravention of any of the provisions of this Article 9 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

(h)            Prior to the consummation of any Transfer under this Article 9, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

9.3           Admission of Substitute Limited Partner.

(a)           Subject to the other provisions of this Article 9, an assignee of the Limited Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partnership Interest) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner and upon the satisfactory completion of the following:

(i)             The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.

(ii)            To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.

(iii)            The assignee shall have delivered a letter containing the representation set forth in Section 9.1(a) hereof and the agreement set forth in Section 9.1(b) hereof.

(iv)           If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.

(v)            The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.2 hereof.

(vi)           The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.

(vii)          The assignee has obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.

(b)           For the purpose of allocating Profits and Losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.3(a)(ii) hereof or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c)            The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article 9 to the admission of such Person as a Limited Partner of the Partnership.

9.4           Rights of Assignees of Partnership Interests.

(a)           Subject to the provisions of Sections 9.1 and 9.2 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest until the Partnership has received notice thereof.

(b)           Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partnership Interest, but does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partnership Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partnership Interest.

9.5           Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

9.6           Joint Ownership of Interests. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.

Article 10

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

10.1         Books and Records. At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all Certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and amendments thereto and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.

10.2         Custody of Partnership Funds; Bank Accounts.

(a)           All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b)           All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.2(b).

10.3         Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year.

10.4         Annual Tax Information and Report. Within seventy-five (75) days after the end of each fiscal year of the Partnership, the General Partner shall furnish to each person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.

10.5         Tax Matters Partner; Tax Elections; Special Basis Adjustments.

(a)            The General Partner shall be the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.

(b)           All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

(c)           In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Partnership’s assets. Notwithstanding anything contained in Article 5, any adjustments made pursuant to Section 754 of the Code shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

(d)           The Partners shall cause the Partnership to appoint the Tax Matters Partner or an affiliate thereof as the “partnership representative” to act on its behalf with respect to any audit, controversy, refund action, or other matter. Such “partnership representative” shall have the rights, power and authority to act as, and perform the duties and obligations of, the “partnership representative” (as such term is used in Section 6223 of the Code), as and when the role of a “partnership representative” becomes effective under Section 6223 of the Code, provided that, to the maximum extent permitted by applicable law, the “partnership representative” shall have the same obligations, be subject to the same restrictions and limitations, and granted the rights and protections, in each case, as imposed on or granted to, the Tax Matters Partner under this Section 10.5. It is the intent of the Partners and the Partnership that, to the maximum extent permitted under applicable law, no income tax, interest, penalties or additions to tax shall ever be assessed against the Partnership pursuant to Sections 6221 or 6225 of the Code, and the Partnership, each of the Partners and any representative thereof shall take all actions (including but not limited to executing any election or consent) necessary to implement such intent. Notwithstanding anything to the contrary contained in this Agreement, upon the request of all Partners with a Percentage Interest of fifty percent (50%) or more, the Partnership and the “partnership representative” shall (i) cause the Partnership to elect out of the application of Section 6221 of the Code by making an election, where permissible, under Section 6221(b) of the Code or (ii) in the event of a “partnership adjustment” within the meaning of Section 6225 of the Code, cause the Partnership to make an election, where permissible under Section 6226 of the Code, to treat such “partnership adjustment” as an adjustment to be taken into account by each Partner (or former Partner) in accordance with Section 6226(b) of the Code. In the event the Partnership is liable for any imputed underpayment with respect to items of Partnership income, gain, loss, deduction or credit that should have been allocated to a Partner for the applicable year, such Partner shall promptly reimburse the Partnership for such amount and such reimbursement shall not be considered a Capital Contribution to the Partnership by such Partner. The foregoing shall apply even if the applicable Partner is no longer a Partner of the Partnership at the time the Partnership becomes liable for such imputed underpayment. All references to Code sections in this Section 10.5(d) refer to such sections of the Code as in effect following the effective date of their amendment by Section 1101 of the Bipartisan Budget Act of 2015 (P.L. 114).

10.6         Reports to Limited Partners.

(a)           As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), the General Partner shall cause to be mailed to each Limited Partner a quarterly report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles. As soon as practicable after the close of each fiscal year, the General Partner shall cause to be mailed to each Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles. The annual financial statements shall be audited by accountants selected by the General Partner.

(b)           Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.

10.7         Safe Harbor Election. The Partners agree that, in the event the Safe Harbor Regulation is finalized, the Partnership shall be authorized and directed to make the Safe Harbor Election and the Partnership and each Partner (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services while the Safe Harbor Election remains effective. The Tax Matters Partner shall be authorized to (and shall) prepare, execute, and file the Safe Harbor Election.

Article 11

AMENDMENT OF AGREEMENT; MERGER

The General Partner’s consent shall be required for any amendment to this Agreement. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect or merge or consolidate the Partnership with or into any other partnership or business entity (as defined in Section 17-211 of the Act) in a transaction pursuant to Section 7.1(c), (d) or (e) hereof; provided, however, that (1) the following amendments described in Section 11(a), 11(b), 11(c) and 11(d), and any other merger or consolidation of the Partnership, shall require the consent of Limited Partners holding more than 50% of the Percentage Interests of the Limited Partners and (2) the following amendments described in Section 11(e) shall require the consent of Special OP Unitholders holding more than 50% of the Percentage Interests of the Special OP Unitholders:

(a)           any amendment affecting the operation of the Conversion Factor or the Redemption Right (except as provided in Section  8.5(d) or 7.1(d)) in a manner adverse to the Limited Partners;

(b)           any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.3;

(c)           any amendment that would alter the Partnership’s allocations of Profit and Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.3;

(d)          any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership; or

(e)            any amendment that would adversely affect the rights of the Special OP Unitholders under this Agreement.

Article 12

GENERAL PROVISIONS

12.1         Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.

12.2        Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

12.3         Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.

12.4         Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

12.5         Entire Agreement. This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements (including the Prior Agreement) and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

12.6         Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

12.7         Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

12.8         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

12.9         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that any cause of action for violation of federal or state securities laws shall not be governed by this Section 12.9.

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Tenth Amended and Restated Limited Partnership Agreement, all as of the date first set forth above.

GENERAL PARTNER:

BLACK CREEK DIVERSIFIED PROPERTY FUND INC., a Maryland corporation

By:	/s/ Laine P. Minnick
Name: Lainie P. Minnick
Title: Chief Financial Officer

LIMITED PARTNERS:

BLACK CREEK DIVERSIFIED PROPERTY FUND INC., a Maryland corporation, attorney-in-fact for all Limited Partners other than the Special OP Unitholder

By:	/s/ Laine P. Minnick
Name: Lainie P. Minnick
Title: Chief Financial Officer

ARES COMMERCIAL REAL ESTATE MANAGEMENT LLC, a Delaware limited liability company, as sole Special OP Unitholder

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Authorized Signatory

EXHIBIT A

As of July 1, 2021

Partner	Cash Contribution	Agreed Value of Capital Contribution	Series 1 Class E Units	Series 2 Class E Units	Series 1 Class T Units	Series 2 Class T Units	Series 1 Class S Units	Series 2 Class S Units	Class I Units	Class D Units	Special Partnership Units	Percentage Interest	Special Percentage Interest
GENERAL PARTNER:
Black Creek Diversified Property Fund Inc. 518 17th Street, 17th Floor Denver, CO 80202	$2,000	$2,000	200	-	-	-	-	-	-	-	-	<0.01%	0%
LIMITED PARTNERS:
Black Creek Diversified Property Fund Inc. 518 17th Street, 17th Floor Denver, CO 80202	$1,572,063,621	$1,572,063,621	58,368,470	-	11,039,239	-	27,822,435	-	47,447,118	5,293,775	-	89.67%	0%
Other Limited Partners	$166,830,563	$166,830,563	17,280,238	-	-	-	-	-	-	-	-	10.33%	0%

SPECIAL OP UNITHOLDER:
Ares Commercial Real Estate Management LLC 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067	$1,000	$1,000									100		100%

Totals	$1,738,897,184	$1,738,897,184	75,648,908	-	11,039,239	-	27,822,435	-	47,447,118	5,293,775	100	100%	100%

A-1

EXHIBIT B

NOTICE OF EXERCISE OF REDEMPTION RIGHT

In accordance with Section 8.5 of the Tenth Amended and Restated Limited Partnership Agreement (the “Agreement”) of Black Creek Diversified Property Operating Partnership LP, the undersigned hereby irrevocably (i) presents for redemption [number] [Series and/or Class] Partnership Units in Black Creek Diversified Property Operating Partnership LP in accordance with the terms of the Agreement and the Redemption Right referred to in Section 8.5 thereof, (ii) surrenders such Partnership Units and all right, title and interest therein, and (iii) directs that the Cash Amount or REIT Shares (as defined in the Agreement) as determined by the General Partner deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

Dated:________ __, _____
(Name of Limited Partner)

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name:

Social Security or
Tax I.D. Number:

B-1